Exhibit 99.1

Blue Apron Holdings, Inc. Reports Second Quarter 2021 Results

Key Highlights:

●	Second quarter 2021 net revenue of $124.0 million was in-line with the company’s guidance.(1)
●	Second quarter 2021 net loss was $18.6 million, inclusive of a non-cash charge of approximately $4.1 million, related to the May 2021 amendment to the company’s financing agreement. Excluding this charge, net loss outperformed the company’s guidance. (1)
●	Second quarter 2021 Adjusted EBITDA loss of $3.5 million exceeded the company’s guidance. (1)
●	Key customer metrics continue to reflect the benefit of the company’s growth strategy, including the third consecutive quarterly record for Average Order Value.
●	Strengthened balance sheet and improved financial flexibility with $51.0 million of cash and cash equivalents at quarter-end inclusive of approximately $21.1 million in net proceeds from the June underwritten public equity offering.
o	The company had $18.6 million of cash net of debt as of June 30, 2021.
●	Continued advancement of product roadmap, including the launch of Butcher Bundles, Add-ons and Craft Burger, increasing the number of menu options from 30 in March 2021 to 43 in July 2021.

(1) Second quarter 2021 net revenue, net loss and Adjusted EBITDA reflect the benefit from the recognition of an approximately $2.0 million recovery of customer credits issued in the third quarter of 2020 related to a voluntary recall of onions supplied to the company.

New York, NY – August 3, 2021 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter ended June 30, 2021.

“Blue Apron’s solid second quarter results reflect, in part, the benefits of the product roadmap focused on adding variety, flexibility and choice we established two years ago. This has allowed us to continue to attract and retain high-value customers,” said Linda Findley Kozlowski, Blue Apron’s President and Chief Executive Officer. “This was another quarter of strong performance for all our key customer metrics, particularly when considering the return of seasonality impacts. Our Average Order Value, Orders per Customer and Average Revenue per Customer continued to be at record or near-record quarterly levels in the second quarter even as consumers increasingly resumed activities they enjoyed pre-pandemic. The continued strength of Blue Apron’s key customer metrics demonstrates the benefits from our consistent expansion of the differentiated, high-quality products we offer. By providing more items at different price points for our customers to choose from, we are also driving strong Average Revenue per Customer growth, which again reached at least $330 in the second quarter, marking an approximate 25%, or $65, increase over the second quarter of 2019.”

Key Customer Metrics

Improvements in key customer metrics in the chart below reflect the company’s product initiatives, and targeted marketing investments as well as, to some degree, the benefit of changes in consumer behavior related to the pandemic in the second quarter of 2020, the impact of the onion recall recovery and other operating trends and seasonality.

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Orders (in thousands)	1,977	2,104	2,152
Customers (in thousands)	375	391	396
Average Order Value	$62.72	$61.63	$60.88
Orders per Customer	5.3	5.4	5.4
Average Revenue per Customer	$330	$331	$331

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Kozlowski continued, “We expanded our product offerings in the second quarter, including Butcher Bundles, Add-ons and Craft Burger, all of which are deepening Blue Apron’s connections with our customers as reflected in the significant contribution these and other new menu options made to our record levels of Average Order Value. We expect further improvements in this metric going forward. We also remain committed to enhancing the effectiveness of our marketing initiatives to drive profitable customer engagement and retention. Our product expansions, combined with our marketing initiatives, are also driving Average Order Value growth. This is reflected with each of our 2020, 2019 and 2018 customer groups Average Order Value levels trending higher in the first half of 2021 compared to their respective initial levels. Our product innovation, attraction and retention of high-value customers, and the strengthening of our balance sheet are fundamental to Blue Apron achieving consistent growth and we continue to believe we are on schedule to report positive full-year Adjusted EBITDA, on a sustainable basis, beginning next year.”

Second Quarter 2021 Financial Results

●	Net revenue in the second quarter of 2021 decreased 5% year over year to $124.0 million as the year-ago quarter reflected the most significant demand from the pandemic. Net revenue in the second quarter of 2021 was positively impacted by the recognition of the recovery of approximately $2.0 million related to customer credits issued in the third quarter of 2020 as a result of a voluntary recall of onions supplied to the company.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, increased 320 basis points year over year from 59.4% to 62.6% largely driven by an increase in food and shipping costs due to price increases, the increased use of premium ingredients related to enhanced product offerings to provide product variety and additional choice for customers, as well as fuel surcharges, partially offset by a decrease in labor costs as attendance bonuses that were put in place last year in response to the pandemic did not repeat in the second quarter of 2021.
●	Marketing expenses were $16.3 million, or 13.2% of net revenue, in the second quarter of 2021, compared to $11.6 million, or 8.8% of net revenue, in the second quarter of 2020, as marketing investments returned to more normal levels following the pullback last year to help manage fulfillment center capacity during the peak of the pandemic.
●	Product, technology, general and administrative (PTG&A) costs increased 13% year over year from $32.5 million in the second quarter of 2020 to $36.8 million in the second quarter of 2021 primarily reflecting increased professional fees and investments made to support the company’s growth plan and execution on key business initiatives. As a percentage of net revenue, PTG&A increased 490 basis points year over year from 24.8% to 29.7%.

●	Gain (loss) on extinguishment of debt was a non-cash loss of $4.1 million in the second quarter of 2021 as a result of the amendment of the company’s financing agreement in May 2021 which was deemed to be an extinguishment of the existing debt for accounting purposes.
●	Other income (expense), net was approximately $0.5 million as a result of a non-cash fair value adjustment resulting from the company’s obligation under the May 2021 amendment to the company’s financing agreement amendment to issue warrants to its lenders on a quarterly basis, beginning on July 1, 2021, so long as the debt remains outstanding.
●	Net loss was $18.6 million, and diluted loss per share was $0.98, in the second quarter of 2021 based on 18.9 million weighted-average common shares outstanding, compared to net income of $1.1 million, and diluted earnings per share of $0.08, in the second quarter of 2020 based on 14.0 million weighted-average common shares outstanding.
●	Adjusted EBITDA was negative $3.5 million in the second quarter of 2021, compared to Adjusted EBITDA of $11.1 million in the second quarter of 2020.

Liquidity and Capital Resources

●	Cash and cash equivalents were $51.0 million as of June 30, 2021.
●	Cash generated from operating activities totaled $1.1 million for the second quarter of 2021 compared to cash generated of $15.7 million in the second quarter of the prior-year period reflecting improved working capital management, partially offset by increased net loss. Capital expenditures totaled $1.3 million for the second quarter of 2021, consistent with the second quarter of 2020.
●	Free cash flow was $(0.2) million for the second quarter of 2021 compared to $14.4 million in the second quarter of the prior-year period driven mainly by lower operating cash flow.
●	In May 2021, the company amended the financing agreement dated as of October 16, 2020 (the “2020 Term Loan”), which modified certain provisions of the agreement, as well as provided a $5.0 million term loan (the “2021 Term Loan”). The proceeds of the 2021 Term Loan were held in an escrow account until June 2021 as described below.
●	The company completed an underwritten public offering in June 2021 of 5,411,900 shares of its Class A common stock, resulting in $21.1 million of proceeds, net of underwriting discounts and commissions and offering costs, which will be used for general corporate purposes. The net proceeds from the June 2021 offering were subject to the mandatory prepayment provisions of the 2021 Term Loan, resulting in the release of the 2021 Term Loan to the lenders in full from escrow.

Corporate Governance and Social Responsibility

Blue Apron implemented corporate governance and social responsibility enhancements in the second quarter of 2021. In June 2021:

●	Blue Apron’s stockholders approved the declassification of the board of directors from its current three classes into a single class over the next three years; and
●	The board of directors approved an amendment to the company’s amended and restated bylaws to adopt a majority, rather than plurality, voting standard for the election of directors.

In the second quarter, Blue Apron introduced its corporate and social responsibility initiative, Aprons for All, to help advance food equity. As part of the program, Blue Apron announced:

●	New sustainable packaging goals for its meal-kit boxes of 100% recyclable, reusable or compostable and 75% post-consumer recycled content, by weight, by the end of 2025; and

●	A collaboration with Partnership for a Healthier America (PHA), in support of Pass the Love with Waffles + Mochi, a recent campaign designed to spread the joy of food and cooking to families across the country.

2021 Full Year Outlook

Blue Apron today provided an outlook for certain financial metrics, reflecting certain assumptions regarding the business, including the execution of the company’s strategic growth initiatives, planned investment increases in marketing initiatives, and ongoing operational improvements. The following guidance also assumes that the company will not experience any unforeseen significant disruptions in its fulfillment operations or supply chain.

Blue Apron continues to expect to generate high single-digit to low double-digit net revenue growth for the full year 2021 compared to 2020, with the expectation that the second half of 2021 will reflect growth over the second half of 2020. The company also continues to expect that it will generate positive annual adjusted EBITDA beginning with full year 2022.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its second quarter 2021 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506; the conference ID is 2305652. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Tuesday, August 10, 2021 by dialing (877) 344-7529 or (412) 317-0088, utilizing the replay access code 10158146.

About Blue Apron

Blue Apron’s vision is “better living through better food.” Launched in 2012, Blue Apron offers fresh, chef-designed recipes that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," “forecasts,” "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company’s ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations from cash from operations and additional equity and/or debt financings in amounts necessary to maintain compliance with financial and other covenants under its indebtedness while continuing to support the execution of its growth strategy; the company achieving its expectations regarding expenses and net revenue and its ability to grow adjusted EBITDA and to achieve or maintain profitability; its ability, including the timing and extent, to successfully execute its growth strategy, cost-effectively attract new customers and retain existing customers, including its ability to sustain any increase in demand resulting from both its growth strategy and the COVID-19 (coronavirus) pandemic, and its ability to continue to expand its direct-to-consumer product offerings, and to continue to benefit from the implementation of operational efficiency practices; changes in consumer behaviors that could lead to declines in demand, including as the COVID-19 pandemic’s impact on consumer behavior tapers; the company’s ability to attract and retain qualified employees and key personnel in sufficient numbers; the company’s ability to effectively compete; its ability to maintain and grow the value of its brand and reputation; any material and adverse impact of the COVID-19 pandemic on the company’s operations and results, including as a result of inability to meet demand due to insufficient labor, whether as a result of heightened absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers, or supply chain or carrier interruptions or delays; its expectations regarding, and the stability of, its supply chain, including potential shortages or interruptions in the supply or delivery of ingredients, as a result of COVID-19 or otherwise; its ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; its ability to accommodate general changes in consumer tastes and preferences or in consumer spending, including as a result of inflation, the COVID-19 pandemic’s impact on economic conditions or otherwise; its ability to comply with modified or new laws and regulations applying to its business; risks resulting from its vulnerability to adverse weather conditions, natural disasters and public health crises, including pandemics; its ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 6, 2021, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to be filed with the SEC, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, and restructuring costs;
●	adjusted EBITDA excludes loss on extinguishment of debt as this represents a non-cash charge;
●	adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the liability-classified warrant obligation as of each reporting period;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements. We define and determine our key customer metrics as follows:

Orders

We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.

Average Order Value

We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

investor.relations@blueapron.com

aprn@jcir.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,990	$44,122
Accounts receivable, net	107	116
Inventories, net	22,449	18,185
Prepaid expenses and other current assets	15,030	23,651
Total current assets	88,576	86,074
Property and equipment, net	116,961	125,208
Other noncurrent assets	1,792	4,053
TOTAL ASSETS	$207,329	$215,335
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,959	$23,691
Accrued expenses and other current liabilities	25,693	41,632
Current portion of long-term debt	3,500	3,500
Deferred revenue	5,957	6,269
Total current liabilities	75,109	75,092
Long-term debt	27,078	28,747
Facility financing obligation	35,930	35,957
Other noncurrent liabilities	12,735	11,564
TOTAL LIABILITIES	150,852	151,360
TOTAL STOCKHOLDERS’ EQUITY	56,477	63,975
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$207,329	$215,335

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net revenue	$124,010	$131,040	$253,716	$232,897
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	77,585	77,868	159,177	138,506
Marketing	16,316	11,561	36,256	26,593
Product, technology, general and administrative	36,802	32,493	73,353	66,710
Depreciation and amortization	5,612	6,175	11,232	12,928
Other operating expense	—	269	—	3,467
Total operating expenses	136,315	128,366	280,018	248,204
Income (loss) from operations	(12,305)	2,674	(26,302)	(15,307)
Gain (loss) on extinguishment of debt	(4,089)	—	(4,089)	—
Interest income (expense), net	(2,731)	(1,541)	(4,439)	(3,696)
Other income (expense), net	548	—	548	—
Income (loss) before income taxes	(18,577)	1,133	(34,282)	(19,003)
Benefit (provision) for income taxes	(10)	(19)	(26)	(28)
Net income (loss)	$(18,587)	$1,114	$(34,308)	$(19,031)

Net income (loss) per share - basic	$(0.98)	$0.08	$(1.86)	$(1.42)
Net income (loss) per share - diluted	$(0.98)	$0.08	$(1.86)	$(1.42)
Weighted-average shares outstanding - basic	18,876,600	13,432,872	18,410,729	13,369,338
Weighted-average shares outstanding - diluted	18,876,600	13,999,755	18,410,729	13,369,338

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(34,308)	$(19,031)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	11,232	12,928
Loss (gain) on build-to-suit accounting derecognition	—	(4,936)
Loss on impairment	—	7,603
Loss on extinguishment of debt	4,089	—
Change in fair value of warrant obligation	(548)	—
Changes in reserves and allowances	132	(493)
Share-based compensation	5,465	4,249
Non-cash interest expense	807	364
Changes in operating assets and liabilities:	2,253	2,385
Net cash from (used in) operating activities	(10,878)	3,069
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,009)	(2,840)
Proceeds from sale of property and equipment	1,302	113
Net cash from (used in) investing activities	(1,707)	(2,727)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of offering costs	21,144	—
Receipt of funds held in escrow	5,000	—
Release of funds held in escrow	(5,000)
Repayments of debt	(1,750)	—
Payments of debt issuance costs	(145)	—
Proceeds from exercise of stock options	—	483
Principal payments on capital lease obligations	(77)	(117)
Net cash from (used in) financing activities	19,172	366
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	6,587	708
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	45,842	46,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$52,429	$47,151

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(18,587)	$(15,721)	$1,114
Share-based compensation	3,146	2,319	2,009
Depreciation and amortization	5,612	5,620	6,175
Other operating expense	—	—	269
Gain (loss) on extinguishment of debt	4,089	—	—
Interest (income) expense, net	2,731	1,708	1,541
Other (income) expense, net	(548)	—	—
Provision (benefit) for income taxes	10	16	19
Adjusted EBITDA	$(3,547)	$(6,058)	$11,127

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$1,073	$15,673	$(10,878)	$3,069
Purchases of property and equipment	(1,263)	(1,229)	(3,009)	(2,840)
Free cash flow	$(190)	$14,444	$(13,887)	$229